Exhibit 4.4

Form for Employees

ANTERO MIDSTREAM PARTNERS LP

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Antero Midstream Partners LP Long-Term Incentive Plan, as amended from time to time (the “Plan”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Phantom Units set forth below.  This award of Phantom Units (this “Award”) is subject to the terms and conditions set forth herein, in the Phantom Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[•]

Date of Grant:	[•]

Total Number of Phantom Units:	[•]

Vesting Commencement Date:	[•]

Vesting Schedule:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, 25% of the Phantom Units (rounded to the nearest whole number of Phantom Units, except in the case of the final vesting date) shall vest on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date identified above so long as you remain continuously employed by Antero Resources Corporation (“Antero”) from the Date of Grant through each such anniversary date. Notwithstanding anything in the preceding sentence to the contrary, the Phantom Units granted hereunder shall immediately become fully vested if Employee’s employment with Antero terminates by reason of Employee’s disability (within the meaning of section 22(e)(3) of the Code) or death so long as Employee remains continuously employed by Antero from the Date of Grant through the date of such termination.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Phantom Unit Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.  This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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Signature Page Follows]

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IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

ANTERO MIDSTREAM PARTNERS LP

By: Antero Resources Midstream Management LLC, its general partner

By:
Name:
Title:

PARTICIPANT

[Name of Employee]

SIGNATURE PAGE TO

PHANTOM UNIT GRANT NOTICE

EXHIBIT A

PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), and [•] (“Employee”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.                                      Award.  Effective as of the Date of Grant, the General Partner hereby grants to Employee the number of Phantom Units set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.  To the extent vested, each Phantom Unit represents the right to receive one Common Unit, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.  Unless and until the Phantom Units have become vested in the manner set forth in the Grant Notice, Employee will have no right to receive any Common Units or other payments in respect of the Phantom Units.  Prior to settlement of this Award, the Phantom Units and this Award represent an unsecured obligation of Antero Midstream Partners LP (the “Partnership”), payable only from the general assets of the Partnership.

2.                                      Vesting of Phantom Units.  The Phantom Units shall vest in accordance with the vesting schedule set forth in the Grant Notice.  Unless and until the Phantom Units have vested in accordance with such vesting schedule, Employee will have no right to receive any distributions with respect to the Phantom Units. In the event of the termination of Employee’s employment prior to the vesting of all of the Phantom Units (but after giving effect to any accelerated vesting pursuant to the Grant Notice), any unvested Phantom Units (and all rights arising from such Phantom Units and from being a holder thereof) will terminate automatically without any further action by the General Partner or the Partnership and will be forfeited without further notice.

3.                                      Settlement of Phantom Units.  As soon as administratively practicable following the vesting of Phantom Units pursuant to Section 2, but in no event later than 30 days after such vesting date, Employee (or Employee’s permitted transferee, if applicable) shall be issued a number of Common Units equal to the number of Phantom Units subject to this Award that become vested on the applicable vesting date and cash equal to any DERs credited with respect to such vested Phantom Units or, at the discretion of the Committee, Common Units having a Fair Market Value equal to such DERs as of the applicable vesting date. Any fractional Phantom Unit that becomes vested hereunder shall be rounded down at the time Common Units are issued in settlement of such Phantom Unit.  No fractional Common Units, nor the cash value of any fractional Common Units, will be issuable or payable to Employee pursuant to this Agreement.  All Common Units issued hereunder shall be delivered either by delivering one or more certificates for such Common Units to Employee or by entering such Common Units in book-entry form, as determined by the Committee in its sole discretion.  The value of Common Units

Exhibit A-1

shall not bear any interest owing to the passage of time.  Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4.                                      DERs.  Each Phantom Unit subject to this Award is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the Phantom Unit to which it corresponds. Each vested DER shall entitle Employee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any cash distributions paid by the Partnership in respect of the underlying the Phantom Units to which such DER relates. The General Partner shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited (without interest) on the applicable record dates for such distributions with an amount equal to the aggregate cash distribution that would have been paid to Employee if Employee were the record owner, as of the record date of such distribution, of a number of Common Units equal to the number of Phantom Units granted hereunder.  Upon the vesting of a Phantom Unit, the DER (and the DER Account) with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle Employee to any payments relating to distributions paid after the earlier to occur of the applicable Phantom Unit settlement date or the forfeiture of the Phantom Unit underlying such DER.

5.                                      Rights as Unitholder.  Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder unless and until certificates representing such Common Units have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.

6.                                      Tax Withholding.  Upon any taxable event arising in connection with the Phantom Units, the General Partner shall have the authority and the right to deduct or withhold (or cause Antero or one of its Affiliates to deduct or withhold), or to require Employee to remit to the General Partner (or Antero or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state and local taxes (based on the minimum statutory withholding rates) required by law to be withheld with respect to such event. Employee acknowledges and agrees that none of the Board, the Committee, the General Partner, the Partnership, Antero or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the Phantom Units, the vesting of the Phantom Units or the forfeiture of any of the Phantom Units.  Employee represents that he is in no manner relying on the Board, the Committee, the General Partner, the Partnership, Antero or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that he has consulted with any tax consultants that Employee deems advisable in connection with the Phantom Units.

Exhibit A-2

7.                                      Non-Transferability.  During the lifetime of Employee, the Phantom Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Common Units underlying the Phantom Units have been issued, and all restrictions applicable to such Common Units have lapsed.  Neither the Phantom Units nor any interest or right therein shall be liable for the debts, contracts or engagements of Employee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8.                                      Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Common Units may then be listed.  No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Units may then be listed.  In addition, Common Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is in effect at the time of such issuance with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Partnership, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Partnership to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Partnership’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Partnership of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Units hereunder, the General Partner or the Partnership may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the General Partner or the Partnership.

9.                                      Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of Common Units or other property to Employee or Employee’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.  As a condition precedent to such payment or issuance, the General Partner may require Employee or Employee’s legal representative, heir, legatee or distributee to execute a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested Phantom Units.

Exhibit A-3

10.                               No Right to Continued Employment or Awards.

(a)                                 For purposes of this Agreement, Employee shall be considered to be employed by Antero as long as Employee remains an Employee, or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award.  Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the “Affiliate” status of the entity or other organization that employs Employee.  Nothing in the adoption of the Plan, nor the award of the Phantom Units thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, Antero or any of its Affiliates, or any other entity, or affect in any way the right of Antero or any such Affiliate, or any other entity to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by Antero, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or Antero, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b)                                 The grant of the Phantom Units is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.

11.                               Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with Antero.  In the case of the Partnership or General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.

12.                               Agreement to Furnish Information.  Employee agrees to furnish to the General Partner all information requested by the General Partner to enable it to comply with any reporting or other requirement imposed upon the General Partner by or under any applicable statute or regulation.

13.                               Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Partnership, the General Partner, Antero or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all

Exhibit A-4

prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the General Partner.

14.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

15.                               Successors and Assigns.  The General Partner may assign any of its rights under this Agreement without Employee’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom the Phantom Units may be transferred by will or the laws of descent or distribution.

16.                               Clawback.  Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Common Units issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

17.                               Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

18.                               Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

19.                               Code Section 409A. None of the Phantom Units, DERs or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of the Phantom Units upon his “separation from service” within the meaning of Section 409A, then to

Exhibit A-5

the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death.  Notwithstanding the foregoing, neither the Partnership, the General Partner, Antero or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Partnership, the General Partner, Antero or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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Exhibit A-6